                Analyst contact:         Media contact:
                James E. Koenig          William J. Plunkett
                (708) 572-8822           (708) 572-8898


WMX TECHNOLOGIES, INC. REPORTS FINANCIAL RESULTS


     Oak Brook, Illinois, February 5, 1996 -- WMX Technologies, Inc., the international environmental services company, today reported results for the fourth quarter and year end 1995.

     For the quarter ended December 31, 1995, revenue from continuing operations was $2.55 billion compared with $2.50 billion in the same quarter of 1994. Net income from continuing operations (after special charges) was $110.0 million, or $.23 per share, versus $205.5 million, or $.42 per share, for the year-ago quarter. For the full year 1995, net income from continuing operations was $654.6 million, or $1.35 per share, compared with $776.5 million, or $1.60 per share, in 1994.

     Earnings for both years were impacted by special charges, and 1995 by costs related to the early extinguishment of Liquid Yield Option Notes ("LYONs") put to the company by the holders. The following table reconciles reported earnings to earnings excluding such items:

                                                 Quarter Ended   Year Ended
                                                  December 31   December 31
                                                 -------------  ------------
                                                  1995   1994   1995   1994
                                                 ------  -----  -----  -----
Reported earnings per share
  from continuing operations                      $0.23  $0.42  $1.35  $1.60

Special charges -
  Chemical Waste Management, Inc.                    --     --   0.19     --
  Waste Management International plc               0.23     --   0.23     --
  Rust International Inc.                            --   0.01     --   0.01
Costs related to early extinguishment of debt        --     --   0.01     --
                                                  -----  -----  -----  -----

Earnings per share from continuing
  operations excluding above items                $0.46  $0.43  $1.78  $1.61

Income from operations of
  discontinued businesses                            --     --    .02    .02
                                                  -----  -----  -----  -----

                                                  $0.46  $0.43  $1.80  $1.63
                                                  =====  =====  =====  =====

     In the fourth quarter, the Company's Waste Management International plc subsidiary recorded a largely non-cash charge of $194.6 million pretax, primarily related to the actions it is taking to sell or discontinue non-core businesses and investments, as well as core businesses and investments in low potential markets, abandon certain hazardous waste treatment and processing technologies, and streamline its country management organization.

     Also in the fourth quarter, the Company's Rust International Inc. subsidiary began implementing its previously announced decision to exit the process engineering, construction, special contracting and similar lines of business, and focus on its environmental and infrastructure engineering and consulting and industrial services businesses. Accordingly, operating results of the businesses to be discontinued have been segregated from continuing operations in the income statement. Revenues for these businesses were $144.9 million and $731.7 million, respectively, for the fourth quarter and full year 1995, versus $153.8 million and $542.6 million for the comparable 1994 periods. Rust has retained investment bankers to assist with the disposal of certain of the discontinued businesses. After consideration of advice from the bankers regarding the likely range of selling prices for the businesses to be sold, Rust recorded a fourth quarter non-cash provision for loss of $96.8 million before tax.

     For the full year 1995, revenue from continuing operations was $10.25 billion compared with $9.55 billion in 1994. Net income was $603.9 million, or $1.24 per share, in 1995 and $784.4 million, or $1.62 per share, in 1994.

     "During 1995, we implemented a variety of steps in order to enable our Company to increase the returns on the assets we have in place and to generate an increasing level of owners' cash," said Dean L. Buntrock, Chairman and Chief Executive Officer of WMX Technologies, Inc. "We are now running our Company with four global lines of business and with two fewer public companies. We expect to continue to review assets or businesses that do not add value to our Company's lines of business, and steps will be taken to turn these assets into cash. During the year, the land disposal operations of Chemical Waste Management were integrated into the Waste Management organization. Additionally, management of the industrial cleaning and scaffolding business of Rust International also was integrated with the Waste Management organization.

     "With the many changes we have made to our organization in 1995, we are very pleased that our earnings from continuing operations grew approximately 10 percent. The Company also generated more than $500 million of owners' cash (cash from operations net of capital expenditures and dividends) this past year.

     "Our positive results from our Waste Management, Inc. North American solid waste and recycling services subsidiary offset less than expected results from the Rust International and Waste Management International subsidiaries. Waste Management's results also benefitted from favorable commodities prices in the first three quarters of 1995, although in the fourth quarter commodity prices were below the level of the third quarter and the comparable 1994 period."

     Mr. Buntrock noted that Waste Management's growing recycling services are an evolving part of its business and are integral to the solid waste services offered to customers. "Waste Management is working to reduce its exposure to the volatility related to fluctuating commodity prices by introducing management systems designed to better monitor and manage costs in recycling collection and processing operations and to improve its management of commodity sales," Mr. Buntrock said. "Unfortunately, because we cannot control short-term swings in prices for the commodities we recover and sell, recycling adds an element of unpredictability to Waste Management's business which could impact its results.

     "During 1996, we will continue to implement the recommendations of the strategic initiative we began a year ago to unify WMX as a single environmental services company operating four global lines of business," Mr. Buntrock said. "We will continue our efforts to simplify our structure, to focus on core environmental services and to allocate our capital to opportunities that provide value to our shareholders. Our capital budget will be $1.2 billion without acquisitions. We expect to generate more than $600 million in owners' cash, which we can use to buy back shares, to reduce debt and for acquisitions. Our foremost financial goal will be to add value to our business.

     "As we began 1996, recycling commodity prices are significantly below levels which were achieved in 1995 and at this point, we do not see these prices recovering to the 1995 levels. Also, severe weather conditions and record snow storms in the northern and eastern regions of the country are negatively impacting our Waste Management operations. Because of these two uncontrollable factors, we would anticipate a 5 to 10 percent earnings growth rate for 1996."

     WMX Technologies, Inc., based in Oak Brook, Illinois, is the leading international environmental services company. Its principal subsidiaries include Waste Management, Inc., Chemical Waste Management, Inc., Wheelabrator Technologies Inc., Rust International Inc. and Waste Management International plc.



                          End of Text/Tables to Follow

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

                    WMX TECHNOLOGIES, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                     FOR THE THREE MONTHS ENDED DECEMBER 31

                                  (Unaudited)

                    (000's omitted except per share amounts)

                                             1994*        1995
                                          ----------   ----------

REVENUE                                   $2,504,602   $2,547,540
                                          ----------   ----------

 Operating expenses                       $1,721,324   $1,749,309

 Special charges                                  --      194,593

 Goodwill amortization                        26,881       28,761

 Selling and administrative expenses         300,401      295,363

 Interest expense                             93,422      101,633

 Interest income                              (9,405)      (8,193)

 Minority interest                            37,012      (13,094)

 Sundry income, net                          (17,751)     (21,983)
                                          ----------   ----------

 Income from continuing operations
  before income taxes                     $  352,718   $  221,151

 Provision for income taxes                  147,252      111,116
                                          ----------   ----------

 Income from continuing operations        $  205,466   $  110,035

 Discontinued operations:

  Income from operations of
   discontinued businesses, less
   applicable income taxes and
   minority interest of $5,808 in
   1994 and $5,110 in 1995                       301        2,293

  Provision for loss on disposal, less
   applicable income tax benefit and
   minority interest of $34,151                   --      (62,649)
                                          ----------   ----------

NET INCOME                                $  205,767   $   49,679
                                          ==========   ==========

AVERAGE COMMON AND COMMON
 EQUIVALENT SHARES OUTSTANDING               484,561      487,496
                                          ==========   ==========

EARNINGS PER COMMON AND
 COMMON EQUIVALENT SHARE

Continuing operations                          $0.42       $ 0.23
Discontinued operations -
 Income from operations                           --           --
 Provision for loss                               --        (0.13)
                                               -----       ------

NET INCOME                                     $0.42       $ 0.10
                                               =====       ======

* Certain amounts have been restated to conform to 1995 classifications.

                    WMX TECHNOLOGIES, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                    FOR THE TWELVE MONTHS ENDED DECEMBER 31

                    (000's omitted except per share amounts)

                                             1994*         1995
                                          ----------   -----------

REVENUE                                   $9,554,705   $10,247,617
                                          ----------   -----------

 Operating expenses                       $6,543,687   $ 7,045,070

 Special charges                                  --       335,193

 Goodwill amortization                       108,093       117,482

 Selling and administrative expenses       1,159,500     1,174,636

 Interest expense                            335,175       424,736

 Interest income                             (34,488)      (39,804)

 Minority interest                           145,760        94,359

 Sundry income, net                          (66,487)      (75,688)
                                          ----------   -----------

 Income from continuing operations
  before income taxes                     $1,363,465   $ 1,171,633

 Provision for income taxes                  586,974       517,043
                                          ----------   -----------

 Income from continuing operations        $  776,491   $   654,590

 Discontinued operations:

  Income from operations of
   discontinued businesses, less
   applicable income taxes and
   minority interest of $11,757 in
   1994 and $15,040 in 1995                    7,890        11,958

  Provision for loss on disposal, less
   applicable income tax benefit and
   minority interest of $34,151                   --       (62,649)
                                          ----------   -----------

NET INCOME                                $  784,381   $   603,899
                                          ==========   ===========

AVERAGE COMMON AND COMMON
 EQUIVALENT SHARES OUTSTANDING               484,144       485,972
                                          ==========   ===========

EARNINGS PER COMMON AND
 COMMON EQUIVALENT SHARE

 Continuing operations                         $1.60        $ 1.35
 Discontinued operations -
  Income from operations                         .02          0.02
  Provision for loss                              --         (0.13)
                                               -----        ------

NET INCOME                                     $1.62        $ 1.24
                                               =====        ======

* Certain amounts have been restated to conform to 1995 classifications.

                                      ####

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